                                                             January 10, 2011

CONFIDENTIAL

Armstrong World Industries Names Victor Grizzle
Executive Vice President, Armstrong Building Products

LANCASTER, PA, January 10, 2011 – Armstrong World Industries, Inc. (“Armstrong”) (NYSE:AWI) has named Victor “Vic” Grizzle executive vice president, Armstrong Building Products, starting January 17, 2011.

Mr. Grizzle, 49, has 23 years of experience in process improvement, sales, marketing and global business leadership.  He comes to Armstrong from Valmont Industries, a $2 billion global leader of infrastructure support structures for utility, telecom and lighting markets, and manufacturer of mechanized irrigation equipment for large scale farming, where he was group president, Global Structures, Coatings and Tubing since 2005. His successes there include doubling the international business’s revenue in three years; improving return on sales by two percent (2%); and, delivering four consecutive years of more than 20 percent operating profit growth despite the 2009 global financial crisis.  He was also part of the CEO-selected team that led a company-wide initiative to develop and implement a “Lean-based” operating system.

Prior to Valmont, Mr. Grizzle was president of the commercial power division of EaglePicher Corporation, a $700 million diversified manufacturer and marketer of advanced technology and industrial products for space, defense, automotive, filtration, pharmaceutical, environmental and commercial applications.  Before that, he spent 16 years at General Electric Corporation, progressing through a number of sales, marketing and technical leadership roles to general manager, Greater China Operations, GE Plastics, in 2001, and then to Americas Business Leader, Core Products GE Silicones, from 2003 to 2004.

“Vic has been consistently successful at driving growth, enhancing margins and controlling cost, a professional performance that gives me enormous confidence in his ability to take our Building Products business to the next level.  His understanding of a diverse customer base coupled with his global mindset and strong leadership presence will help get us where we need to be internally and in the marketplace.  I am very pleased he is joining the company during this challenging but exciting time,” said Matthew J. Espe, Armstrong’s CEO.

Mr. Grizzle said, “Armstrong is an iconic and trusted brand.  I feel fortunate to have the opportunity to be part of a company so rich in history and integrity.  I look forward to helping the Armstrong Building Products team drive continued growth by building on Armstrong’s strong tradition of resilience, innovation, quality and customer focus.”

Mr. Grizzle graduated from California Polytechnic University with a Bachelor of Science in Mechanical Engineering.  He plans to reside in Pennsylvania with his family.

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Contacts
Investors:                      Tom Waters, tjwaters@armstrong.com or (717) 396-6354
Media:                            Jennifer Johnson, jenniferjohnson@armstrong.com or (866) 321-6677

Forward Looking Statement
These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: the impact of our substantial new indebtedness; lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We try to reduce both the likelihood that these risks will affect our businesses and their potential impact. However, no matter how accurate our foresight, how well we evaluate risks, and how effective we are at mitigating them, it is still possible that one of these problems or some other issue could have an adverse effect on our business, profitability, and the carrying value of assets. We undertake no obligation to update any forward-looking statement beyond what is required by applicable securities law.

About Armstrong and Additional Information
More information about Armstrong World Industries can be found in our most recent Form 10-Q, filed with the SEC. Armstrong is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2009, Armstrong's consolidated net sales totaled approximately $2.8 billion. Based in Lancaster, Pa., Armstrong operates 35 plants in eight countries and has approximately 10,000 employees worldwide. For more information, visit http://www.armstrong.com/.